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                                                                   EXHIBIT 10.24

                            TAX ALLOCATION AGREEMENT

This TAX ALLOCATION AGREEMENT (Agreement), made and entered into as of October 15, 2003 and effective February 13, 2003 by and among Infinity Property and Casualty Corporation ("Parent") and each one of those companies set forth herein on Exhibit A attached hereto and incorporated herein by this reference (hereinafter collectively referred to as "Subsidiaries").

Parent and Subsidiaries are members of an affiliated group of corporations (the "AFFILIATED GROUP") within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). The Affiliated Group includes Parent and Subsidiaries (individually, a "MEMBER" and collectively, the "MEMBERS"). Pursuant to section 1501 of the Code and Regulations thereunder, Members will elect to file a U.S. consolidated income tax return for the taxable year beginning February 13, 2003 and ended December 31, 2003, and for each subsequent taxable period in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated tax return. Each Subsidiary shall execute and file such consent, elections, and other documents that may be required or appropriate for the proper filing of such returns. The Members deem it appropriate to define the method by which the Federal income tax liability of the affiliated group shall be allocated among them and the manner in which such allocated tax liability shall be paid.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth and intending to be legally bound, the parties hereto agree as follows:

1. Definitions: The following terms as used in this Agreement shall have the meanings set forth below:

         (a) "ALLOCATED TAX LIABILITY", in respect of a Member, shall mean the amount (whether positive or negative) of tax (net all credits) allocated to such Member pursuant to paragraph 2 hereof.

         (b) "CONSOLIDATED RETURN" shall mean a consolidated Federal income tax return filed by the Affiliated Group pursuant to section 1501 of the Code.

         (c) "CONSOLIDATED TAX LIABILITY" shall mean the Federal income tax liability as determined pursuant to Reg. section 1.1502-2 of the Affiliated Group for any taxable year for which a Consolidated Return is filed.

         (d)      "IRS" shall mean the Internal Revenue Service.

         (e) "REGULATIONS" OR "REG." shall mean the Income Tax Regulations promulgated under the Code and as in effect from time to time.

         (f) "REASONABLE PERIOD OF TIME" shall mean a period of time not exceeding 60 days in duration.

         (g) "SUBSIDIARIES" shall mean all of the Members other than the Parent.


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Tax Allocation Agreement
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2.       Allocation of Consolidated Tax Liability.

         (a) Parent and Subsidiaries agree that the consolidated tax liability for each year, determined in accordance with Income Tax Regulation ("Regulation") 1.1502-2, shall be apportioned among them in accordance with the provisions of Regulation 1.1502-33(d)(3) in conjunction with the method described in Regulation 1.1552-1(a)(2) and allocated pursuant to the following:

                  (i) Consolidated Tax Liability is determined and allocated to Members with positive tax liabilities. Consolidated Tax Liability is allocated in the ratio of the Member's separate tax liability to the total separate return tax liability of all Members with positive tax liabilities.

                  (ii) An additional amount is allocated to each Member in 2(a)(i) equal to 100% of the excess of the Member's separate return tax liability for the year over the amount allocated to the Member under 2(a)(i) above.

                  (iii) The total of the amounts allocated under 2(a)(ii) above is credited to Members who incurred net operating losses or credits which were not utilizable by such Member on a separate return basis but were available to the Members with taxable income. Amounts credited under this subparagraph shall be allocated in a manner that reasonably reflects the absorption of the Member's tax attributes.

3. Payments. Each subsidiary shall pay to the Parent amounts allocated pursuant to paragraph 2(a)(i) and 2(a)(ii) above. Payments under this paragraph shall be made within a Reasonable Period of Time after receiving request for payment from Parent.

         (a) The Parent shall pay to each Subsidiary with excess tax credits or losses during the taxable year the amounts allocated pursuant to paragraph 2(a)(iii) above to the extent actually used in the Consolidated Return. Payments under this paragraph shall be made within a Reasonable Period of Time after the date of filing the Consolidated Return for such taxable year. Once the Subsidiary has been paid for its credits or losses, it cannot use such credits or losses in calculating its separate return tax liability under paragraph 2 above. Any of the Subsidiary's credits or losses which are not used in the Consolidated Return and for which it has not been paid shall be retained by the Subsidiary for possible future use.

         (b) Payment of the Consolidated Tax Liability for a taxable period shall include the payment of estimated tax due on or before the required installment due dates for such taxable year (Estimated Tax Installment). Parent shall or shall cause the Members to estimate the Consolidated Tax Liability (or, if applicable, the alternative minimum tax which may be imposed on the Affiliated Group) and each Member's Allocated Tax Liability for purposes of each Estimated Tax Installment. Each Subsidiary shall pay to the Parent its share of the Estimated Tax Installments within a Reasonable Period of Time after receiving request for payment from Parent and after taking into consideration Estimated Tax Installments previously made for the taxable year. Any overpayment of the Estimated Tax Installment will be refunded to the Subsidiary within a Reasonable Period of Time after the installment due date for such taxable year.


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Tax Allocation Agreement
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         (c)      Payment of the Consolidated Tax Liability for a taxable period shall include the extension request payment due under the Code. Parent shall or shall cause the Members to estimate the Consolidated Tax Liability (or, if applicable, the alternative minimum tax which may be imposed on the Affiliated Group) and each Member's Allocated Tax Liability for purposes of an extension of time for filing the Consolidated Return (Consolidated Return Extension). Within a Reasonable Period of Time after receiving request for payment from Parent of the Consolidated Return Extension, each of the Subsidiaries shall pay to the Parent or the Parent shall pay to each of the Subsidiaries, as the case may be, the difference (if any) between the sum of such Subsidiary's Allocated Tax Liability as calculated for the Consolidated Return Extension request and all Estimated Tax Installments thereof previously paid by or to such Subsidiary.

         (d) Within a Reasonable Period of Time after receiving request for payment from Parent of the tax due for the Consolidated Return, each of the Subsidiaries shall pay to the Parent or the Parent shall pay to each of the Subsidiaries, as the case may be, the difference (if any) between such Subsidiary's actual Allocated Tax Liability and all Estimated Tax Installments and the Consolidated Return Extension amounts previously paid by or to such Subsidiary for such taxable year.

         (e) Parent shall have the responsibility and authority to make or cause to be made all Estimated Tax Installments, Consolidated Return Extension and Consolidated Return deposits of the Consolidated Tax Liability or alternative minimum tax, as the case may be, and shall collect all refunds thereof.

4. Alternative Minimum Tax. The provisions of paragraphs 2 and 3 shall not apply to any consolidated alternative minimum tax ("AMT") liability determined in accordance with Code Section 55.

         (a) The Parent and Subsidiaries agree that any AMT incurred on a consolidated basis by the Affiliated Group shall be allocated among the Members of the Affiliated Group. The consolidated liability for AMT shall be individually allocated to each member in the proportion that each Member's separate AMT tax liability for such tax has to the total of all such separate AMT tax liabilities. Each Subsidiary shall pay to the Parent its share of such tax liability as determined under this paragraph. The tax liability of each Subsidiary under this paragraph shall not exceed the amount such Subsidiary would have paid if it had filed on a separate return basis.

         (b) The Parent and Subsidiaries agree that if the Consolidated Tax Liability is reduced by the AMT credit (as defined in section 53 of the Code) the amount of such reduction shall be allocated among the Members of the Affiliated Group. The consolidated AMT credit shall be individually allocated to each member in the proportion that each Member's separate return tax liability for such tax has to the total of all such separate return tax liabilities.

5. Subsequent Adjustments. If any adjustments are made to the income, gains, losses, deductions, or credits of the Affiliated Group, whether by reason of the filing of an amended return or a claim for refund with respect to such taxable year, a change in law, or an examination by the IRS with respect to such taxable year, the amounts due under this Agreement for such taxable year shall be re-determined by taking into account such adjustments. If, as a result of such re-determination, any amounts under this Agreement shall differ from the amounts previously paid, then payments of such difference shall be made (a) in the case of an adjustment resulting in a credit or refund, within a Reasonable Period of Time after the date on which such credit or refund is received with


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Tax Allocation Agreement
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         respect to such adjustment, or (b) in the case of an adjustment resulting in the assertion of a deficiency, within a Reasonable Period of Time after receiving request for payment from Parent of such deficiency. Any amount due under this paragraph 4 shall include any interest attributable thereto under sections 6601 and 6611 of the Code, as the case may be, and any penalties or additional amounts which may be imposed.

6. Determinations. All determinations required hereunder shall be made by the Tax Department of the Parent, and such determinations shall be binding and conclusive upon all Members for purposes thereof.

7.       Procedural Matters.

         (a) The Parent shall prepare or cause to be prepared and file the Consolidated Return and any other returns, documents or statements required to be filed or prepared with respect to the Consolidated Return and to the determination of the Consolidated Tax Liability (or AMT liability). Each Subsidiary shall deliver to the Parent before such date as is reasonably determined by the Tax Department of the Parent all data required for preparation of the Consolidated Return and the determinations required hereby.

         (b) In its sole discretion, the Parent shall have the right with respect to any Consolidated Return (a) to determine (i) the manner in which such Consolidated Return and all related documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction, or credit shall be reported and
                  (ii) whether any extension may be requested; (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any examination by the IRS; (c) to file, prosecute, compromise or settle any claim for refunds; and (d) to determine whether any refunds shall be paid by way of refund or credited against the Consolidated Tax Liability (or AMT liability). Each Member hereby irrevocably appoints the Parent as its agent and attorney-in-fact to take such action (including the execution of documents) as the Parent may deem appropriate to effect the foregoing.

8.       State Taxes.

         (a) To the extent the privilege of filing consolidated state tax returns is available and the Parent determines in its sole discretion that the filing of such return is advantageous, the eligible Members shall file consolidated state tax returns, and the terms of this Agreement shall apply to such eligible Members as if this Agreement were directed toward the filing of such consolidated state income tax returns.

         (b) To the extent a Member is not required or elects not to file a consolidated state tax return, the Parent shall prepare or cause to be prepared and file the separate state tax return and any other documents or statements required to be filed or prepared with respect to the separate state tax return. Each Subsidiary shall deliver to the Parent before such date as is reasonably determined by the Tax Department of the Parent all data required for preparation of the consolidated or separate state tax returns and the determinations required hereby.

         (c) In its sole discretion, the Parent shall have the right with respect to consolidated or separate state tax returns (a) to determine (i) the manner in which such consolidated or separate state tax returns and all related documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction, or credit


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Tax Allocation Agreement
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                  shall be reported and (ii) whether any extension may be
                  requested; (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any examination by any state tax authority; (c) to file, prosecute, compromise or settle any claim for refunds; and (d) to determine whether any refunds shall be paid by way of refund or credited against the consolidated or separate state tax liability. Each Member hereby irrevocably appoints the Parent as its agent and attorney-in-fact to take such action (including the execution of documents) as the Parent may deem appropriate to effect the foregoing.

         (d) Each Subsidiary shall pay to the Parent its share of the consolidated state tax liability calculated within a Reasonable Period of Time after receiving request for payment from Parent. Any overpayment will be refunded to the Subsidiary within a Reasonable Period of Time after receipt by the Parent of such refund. Subsidiary shall reimburse any Member within a Reasonable Period of Time after receiving request for payment by Member of separate state tax liability payment made on behalf of such Subsidiary.

9.       Miscellaneous Provisions:

         (a) Authority to Change Adjustments. Each of the Members hereby agrees that the Parent shall have the authority to make any necessary alterations in this Agreement to comply with any changes in the provisions of the Code or Regulations relating to consolidated income tax returns.

         (b) Consent to Regulations. Each of the Members consents to all Regulations relating to the filing of a consolidated income tax return.

         (c) Binding Agreement: Additional Parties/Participants. If, during a consolidated return period, the Parent or any Subsidiary acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this Agreement without any further action by the signatories to the Agreement. Any corporation that becomes a member of the Affiliated Group, that respectively becomes or is eligible under the Code to participate in the consolidated tax return, will execute an addendum indicating it's election to become a party to this Agreement and specify the taxable year of inclusion in the consolidated tax return.

         (d) Terms of Agreement. This Agreement shall remain in effect for so long as two (2) or more of the Members continue to qualify as Members of the Affiliated Group. Additionally, the Parent may terminate this Agreement as it relates to a particular Subsidiary upon the sale, disposition or other transaction that ceases the Subsidiary's membership in the Affiliated Group.

         (e) Subsequent Alterations and Modifications. Subject to the rights of the Parent to modify the provisions of this agreement for purposes of conforming to the applicable provisions of the Code or Regulations and except as provided in paragraphs 9(c) and 9(d) above, all alterations and modifications of this Agreement shall be in writing and signed by all parties.

         (f) Elections. Each of the Members hereby agrees that the Parent shall have the authority to make any or all elections, including accounting methods, that are available to the Subsidiary or Affiliated Group under the Code or Regulations and requested by the Parent to minimize the Consolidated Tax Liability (or AMT liability).


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         (g)      Termination. This Agreement will not apply to taxable years of any Member commencing on or after such time as such Member is no longer included in the Affiliated Group.

         (h) Conduct of Examination. Each of the Members agrees that the Parent shall be solely responsible for the conduct and disposition of any IRS or State tax examination of the Affiliated Group. In the event Subsidiary is no longer part of the Affiliated Group and except as otherwise delegated by Parent, Parent is solely responsible for the active conduct and disposition of any IRS or State tax examination of such Subsidiary for periods such Subsidiary was a Member of the Affiliated Group. All costs and expenses of the IRS or State tax examination, including the expense of defending any adjustments or proposed adjustments that are directly identifiable with a particular Member, shall be billed to such Member. All costs and expenses not specifically identifiable with a particular Member shall be borne and paid by each Member on an equitable basis determined by the Parent.

         (i) Authority to Settle Examination. Each Subsidiary hereby waives any and all present and future claims against the Parent relating to any compromise, arrangement or other agreement between the Parent and the IRS based on an allegation that such compromise, arrangement or agreement improperly causes a misstatement of its Allocated Tax Liability or that such Subsidiary could have reached a more favorable agreement with the IRS on a separate company basis.

         (j) Foreign taxes. The Parent shall prepare or cause to be prepared any foreign tax returns, related foreign tax attributes and any excise tax returns that may be required by any Subsidiary. Subsidiary shall reimburse any Member within a Reasonable Period of Time after request for payment by such Member of any such foreign or excise tax for payments made by Member on behalf of such Subsidiary.

         (k) Carrybacks. Subsidiaries waive the right to carryback any tax attribute to a year in which they were not members of the Affiliated Group.

         (l) Tax proceedings. In the event Subsidiary is no longer a member of the Affiliated Group, Subsidiary shall have the right to participate in, but not control, at their own expense, a tax proceeding to the extent such tax proceeding relates to a tax period Subsidiary was a member of the Affiliated Group, and to employ counsel of its choice at its expense. If Parent shall not assume the defense of such tax proceeding, then Subsidiary may assume control over such tax proceeding, at its own expense.

         (m) Deferred taxes. The Parent shall prepare or cause to be prepared separate company and consolidated deferred tax calculations for purposes of Generally Accepted Accounting Principles (GAAP). The Parent shall prepare or cause to be prepared separate company deferred tax calculations for purposes of Statutory Accounting Practices (SAP). Each Subsidiary shall deliver to the Parent before such date as is reasonably determined by the Tax Department of the Parent all data required for preparation of GAAP and SAP deferred tax calculations.

         (n) Governing law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with the law of the State of Ohio.


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IN WITNESS WHEREOF, each of the parties hereto had caused this Agreement to be duly executed as of the date set forth above.


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WITNESSES:                                     INFINITY PROPERTY AND
                                               CASUALTY CORPORATION
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                                               By:
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                                                    Roger Smith, Senior Vice President


                                               Date:
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